Exhibit 10.1

SECOND AMENDMENT
TO THE
BELO PENSION TRANSITION SUPPLEMENT
RESTORATION PLAN

Belo Corp., a Delaware corporation, pursuant to authorization by the Compensation Committee of the Board of Directors, adopts the following amendments to the Belo Pension Transition Supplement Restoration Plan (the “Plan”).

1. Section 4(a)(iii) of the Plan (“Amount of Benefit”) is amended in its entirety to read as follows:

(iii) Notwithstanding the foregoing, no Restoration Benefits will be credited for the Plan Year beginning January 1, 2009. The crediting of Restoration Benefits will be resumed effective for Plan Years beginning on or after January 1, 2010.

2. The amendment described above will be effective as of the date this Second Amendment to the Plan is adopted.

Executed at Dallas, Texas, this 5th day of March, 2010.

BELO CORP.

By /s/ Carey P. Hendrickson
Name: Carey P. Hendrickson
Title: Senior Vice President/ Chief Financial Officer